GenMat: The Future of Physics AI Exhibit 99.2

Every Human Being Is A Physics Genius ⬢ Intuitive understanding of classical physics ⬢ Evolved intuition over billions of years ⬢ Sensing, simulation and engineering are strong suits 2

Physics Is A Proxy To Economic Power ⬢ Only 3 countries can build jet engines on their own: ⬢ USA, Russia and France ⬢ Only 1 country can create the best semiconductor chips: ⬢ Taiwan ⬢ Rare Earth Element (REEs) controlled ⬢ China 3

Physics AI Will Disrupt Geopolitics ⬢ Better sensing combined with Physics AI enables faster, cheaper resource exploration ⬢ Engineering advancements will happen faster with Physics AI ⬢ Physics AI will enable the on- shoring of supply chains 4

Commercializing The Manipulation Of Matter ⬢ Technology companies started in the 20th century focused on the manipulation of information ⬢ Google, Apple, Microsoft are examples ⬢ Technology companies of the 21st century will focus on the manipulation of matter! 5

Artificial General Physics Intelligence (AGPI) ⬢ AGPI is the superhuman ability to sense, simulate and engineer any form of matter ⬢ Better, cheaper and more reliable: ⬢ Energy; ⬢ Transportation; and ⬢ and Consumer Electronics. ⬢ AGPI will cause the cost of energy and intelligence to TREND towards zero ⬢ Countries who adopt Physics AI along the path to AGPI will secure their sovereignty ⬢ America will be the birthplace of AGPI (if we succeed) 6

Pipe Dream? Not Quite… ⬢ Creating products and services around new technical capabilities ⬢ Starting with teaching AI about the world of atoms ⬢ Researching and developing materials for photosynthesis, lithium ion batteries and superconductors today ⬢ Reducing the cost of mineral exploration ⬢ Engaged in enterprise discussions for use of our proprietary physics based AI product and materials synthesis services 7

8 GenMat Artificial Photosynthesis Materials and Reactor

9 Copper Dominated Nanoparticle Platinum Dominated Nanoparticle TiO2 Substrate What Our Physics AI (ZENO) Sees

Accurate predictions IN SECONDS 10 99% Accuracy of predicting optical property of TiO2 Validated with real- world measurements

# ZENO Imagines and Suggest New Materials

- **Task:** *de novo* generation of layered Li-ion cathode structures [Li(Ni,Mn,Co)$O_2$] with low formation energy



- **Result:** Rapid generation of diverse low-energy candidates
- ~1 second per structure out of ~1 million possible combinations of atoms
- Accelerate high-throughput screening and sampling


Lower formation energy
tsne1
tsne2
−4
−2
0
2
4
3
2
1
0
−1
−2
−3

11

GENMAT-1 Satellite Developed 12

13 GENMAT-1 Planned Launch Early Nov, 2023 Going up on the SpaceX Falcon 9 Rocket Will fly over 500 km above surface of the Earth Makes a trip around the planet every 90 minutes

Next Steps ⬢ Using the GENMAT-1 Hyperspectral Remote Sensing Satellite, scan the Comstock Lode District ⬢ Apply our Physics AI to GENMAT-1 Data + 150 Years of Comstock Historical Data (at surface and depth) ⬢ Validate Existing Targets ⬢ Exploit Targets More Effectively ⬢ Partnering With Select Mines ⬢ Engineering New Materials (solid-state electrolytes for lithium ion batteries, artificial photosynthesis nanoparticles and new superconductors) 14